Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of SPI Energy Co., Ltd. on Form S-8 [FILE NO. 333-147246, FILE NO. 333-203917, FILE NO. 333-250024, and FILE NO. 333-269558] of our report dated April 14, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of SPI Energy Co., Ltd. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of SPI Energy Co., Ltd. for the year ended December 31, 2022.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

April 14, 2023